EXHIBIT 23.3
CONSENT OF EXPERT
     Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
     I hereby consent to the use of and reference to my name as a Qualified Person for the Oyu Tolgoi Technical Report dated March 2010, under the headings “Description of the Business — Qualified Persons” and “Description of the Business — Oyu Tolgoi Copper and Gold Project, Mongolia”, and to the use of and reference to my name in “Interests of Experts”, in the Company’s Annual Information Form for the year ended December 31, 2009, dated March 31, 2010, and in the 40-F.
Sincerely,

/s/ Bernard Peters
Title: Principal Mining Consultant
Company: AMEC Minproc Limited

Date: March 31, 2010